Investor Contact: Michael Greiner
Avanos Medical, Inc.
470-562-2692
Investor.Relations@Avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
CorporateCommunications@Avanos.com

Avanos Medical, Inc. Announces First Quarter 2023 Results

ALPHARETTA, Ga., May 3, 2023/PRNewswire/ -- Avanos Medical, Inc. (NYSE: AVNS) today reported first quarter 2023 financial results.
“Our first quarter results were mixed, with our digestive health portfolio continuing to outperform, strong adjusted earnings per share and continued margin improvement partially offset by our results in our pain portfolio,” stated Joe Woody, Avanos’s chief executive officer. Woody continued, “Separately, we made considerable progress on our transformation initiative during the first quarter. We look forward to sharing further details about these initiatives at our upcoming Investor Day.”
First Quarter 2023 Financial Highlights
•Net sales totaled $191.7 million, a 2.9% decrease from the comparable prior year period. Excluding previously announced product exits, net sales decreased 1% compared to the prior year period.
•Both gross margin and adjusted gross margin improved 50 basis points for the quarter compared to the prior year period.
•Net loss for the quarter was $0.5 million, compared to net income of $5.4 million a year ago.
•Adjusted net income totaled $12.7 million, compared to $11.9 million a year ago.
•Diluted loss per share was $0.01, compared to diluted earnings per share of $0.11 per share a year ago.
•Adjusted diluted earnings per share was $0.27, compared to $0.25 a year ago.
Operational and Business Highlights
In January, we announced a three-year transformation initiative that will be focused on four key priorities: optimizing the commercial organization; transforming the product portfolio; implementing cost management initiatives to enhance operating profitability; and continuing to efficiently deploy capital while maintaining a focused and disciplined approach to M&A (the “Transformation Process”). We anticipate that by 2025, this plan will ultimately result in savings of between $45 million and $55 million compared to 2022.
First Quarter 2023 Operating Results
For the three months ended March 31, 2023, net sales totaled $191.7 million, a decrease of 2.9% compared to the prior year period, primarily due to lower volume in pain management and respiratory health products, offset by higher volume in digestive health products. In addition to volume, 1% of favorable pricing was offset by 1% of unfavorable foreign currency translation effects.

Gross margin was 54.5%, compared to 54.0% in the prior year period. Adjusted gross margin increased by 50 basis points compared to last year. Gross margin improved primarily due to manufacturing efficiencies and improvements in the overall supply chain environment.
Selling and general expenses as a percentage of net sales was 48.4% for the first quarter of 2023, compared to 45.6% for the first quarter of 2022 primarily due to expenses associated with our ongoing Transformation Process.
Operating profit was $2.6 million, compared to $8.6 million in the prior year period, primarily due to overall lower sales volume along with an increase in expenses related to the Transformation Process. On an adjusted basis, operating profit totaled $20.4 million, compared to $17.6 million a year ago.
Adjusted EBITDA for the first quarter was $26.2 million, compared to $23.0 million in the prior year period.
Cash Flow and Balance Sheet
Cash from operations less capital expenditures - or free cash flow - for the first quarter was an outflow of $10.8 million, compared to an outflow of $3.2 million a year ago. The Company’s cash balance at March 31, 2023 was $95.7 million, compared to $127.7 million at year-end 2022.
Total debt outstanding, net of unamortized discounts, was $210.9 million at March 31, 2023, compared to $232.5 million at December 31, 2022.
2023 Outlook
The Company affirms previous guidance for 2023 and anticipates low single-digit organic growth. Additionally, the Company expects operating profit margin and EBITDA margin expansion of approximately 100 basis points and adjusted diluted earnings per share of between $1.60 and $1.80.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted net income
•Adjusted diluted earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
•Adjusted EBITDA
•Free cash flow
These non-GAAP financial measures exclude the following items, as applicable, for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:
•Certain acquisition and integration charges related to acquisitions.
•Expenses associated with restructuring and transformation activities.
•Expenses associated with European Union Medical Device Regulation (“EU MDR”) compliance.
•The amortization of intangible assets associated with prior business acquisitions.
•The tax effects of certain adjusting items.
•The benefit associated with the tax effects of the CARES Act.
•The positive or negative effect of changes in currency exchange rates during the year.

The Company provides these non-GAAP financial measures as supplemental information to its GAAP financial measures. Management and the Company’s board of directors use net sales on a constant currency basis, adjusted net income, adjusted diluted earnings per share, adjusted operating profit, adjusted EBITDA, and free cash flow to: (a) evaluate the Company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the Company’s business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of the Company’s ongoing business operations.
Additionally, the compensation committee of the Company’s board of directors will use certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the Company’s net sales on a constant currency basis and adjusted EBITDA, which will be determined by excluding certain items that are used in calculating these non-GAAP financial measures.
Our competitors may define these non-GAAP financial measures differently, and as a result, our measure of these non-GAAP financial measures may not be directly comparable to those of other companies. Items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. These non-GAAP financial measures are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, the financial statement data presented in the Company’s consolidated financial statements as indicators of financial performance. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures as supplemental information.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the attached financial tables.
Conference Call Webcast
Avanos Medical, Inc. will host a conference call today at 9 a.m. ET. The conference call can be accessed live over the internet at https://avanos.investorroom.com or via telephone by dialing 877-240-5772 in the United States. A replay of the call will be available at noon ET today by calling 877-344-7529 in the United States and entering passcode 9722195. A webcast of the call will also be archived in the Investors section on the Avanos website.
About Avanos Medical, Inc.
Avanos Medical (NYSE: AVNS) is a medical technology company focused on delivering clinically superior solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today’s most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands globally and holds leading market positions in multiple categories across its portfolio. For more information, visit www.avanos.com and follow Avanos Medical on Twitter (@AvanosMedical), LinkedIn and Facebook.
Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue” and similar expressions. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; risks related to the ongoing COVID-19 pandemic; shortage in drugs used in our Acute Pain products or other disruptions in our supply chain; the ongoing conflict between Russia and Ukraine; our ability to successfully execute on or achieve the expected benefits of the Transformation Process; inflationary pressures; the effects of the recent financial conditions affecting the banking system and the potential threats to the solvency of commercial banks; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. The information contained herein speaks only as of the date of this release and we undertake no obligation to update forward-looking statements, except as may be required by the securities laws.
Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-Q.

AVANOS MEDICAL, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Net Sales	$191.7	$197.4
Cost of products sold	87.2	90.8
Gross Profit	104.5	106.6
Research and development expenses	7.9	7.8
Selling and general expenses	92.7	90.1
Other expense, net	1.3	0.1
Operating Income	2.6	8.6
Interest income	0.5	—
Interest expense	(3.5)	(1.3)
(Loss) Income Before Income Taxes	(0.4)	7.3
Income tax provision	(0.1)	(1.9)
Net (Loss) Income	$(0.5)	$5.4

Interest expense, net	$3.0	$1.3
Income tax provision	0.1	1.9
Depreciation and amortization	12.1	11.1
EBITDA	$14.7	$19.7

(Loss) Earnings Per Share
Basic	$(0.01)	$0.11
Diluted	(0.01)	0.11

Common Shares Outstanding
Basic	46.6	47.4
Diluted	47.2	47.8

AVANOS MEDICAL, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions)

	Gross Profit
	Three Months Ended March 31,
	2023	2022
As reported	$104.5	$106.6
Acquisition and integration-related charges	—	0.7
Intangibles amortization	3.6	3.1
As adjusted non-GAAP	$108.1	$110.4
Gross profit margin, as reported	54.5%	54.0%
Gross profit margin, as adjusted	56.4%	55.9%

	Operating Profit
	Three Months Ended March 31,
	2023	2022
As reported	$2.6	$8.6
Acquisition and integration-related charges	1.5	1.7
Restructuring and transformation charges(a)	8.9	—
EU MDR Compliance (b)	1.1	1.6
Intangibles amortization	6.3	5.7
As adjusted non-GAAP	$20.4	$17.6
__________________________________________________
(a) Expenses incurred for the Transformation Process are included in “Selling and general expenses”.
(b) In the three months ended March 31, 2023 and 2022, EU MDR Compliance related charges are included in “Selling and general expenses”.

AVANOS MEDICAL, INC.
NON-GAAP RECONCILIATIONS
(unaudited)

	(Loss) Income Before Taxes
	Three Months Ended March 31,
	2023	2022
As reported	$(0.4)	$7.3
Acquisition and integration-related charges	1.5	1.7
Restructuring and transformation charges	8.9	—
EU MDR Compliance	1.1	1.6
Intangibles amortization	6.3	5.7
As adjusted non-GAAP	$17.4	$16.3

	Tax Provision
	Three Months Ended March 31,
	2023	2022
As reported	$(0.1)	$(1.9)
Tax effects of adjusting items	(4.6)	(2.5)
As adjusted non-GAAP	$(4.7)	$(4.4)
Effective tax rate, as reported	25.0%	26.0%
Effective tax rate, as adjusted	27.0%	27.0%

AVANOS MEDICAL, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per share amounts)

	Net (Loss) Income
	Three Months Ended March 31,
	2023	2022
As reported	$(0.5)	$5.4
Acquisition and integration-related charges	1.5	1.7
Restructuring and transformation charges	8.9	—
EU MDR Compliance	1.1	1.6
Intangibles amortization	6.3	5.7
Tax effects of adjusting items	(4.6)	(2.5)
As adjusted non-GAAP	$12.7	$11.9
Diluted (loss) earnings per share, as reported	$(0.01)	$0.11
Diluted earnings per share, as adjusted	$0.27	$0.25

	EBITDA
	Three Months Ended March 31,
	2023	2022
EBITDA, as reported	$14.7	$19.7
Acquisition and integration-related charges	1.5	1.7
Restructuring and transformation charges	8.9	—
EU MDR Compliance	1.1	1.6
Adjusted EBITDA	$26.2	$23.0

AVANOS MEDICAL, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions)

	Free Cash Flow
	Three Months Ended March 31,
	2023	2022
Cash (used in) provided by operating activities	$(6.8)	$1.8
Capital expenditures	(4.0)	(5.0)
Free Cash Flow	$(10.8)	$(3.2)

2023 OUTLOOK

	Estimated Range
Diluted earnings per share (GAAP)	$0.71	to	$1.00
Intangibles amortization	0.39	to	0.39
Restructuring and transformation charges	0.34	to	0.28
EU Medical Device Regulation	0.16	to	0.13
Adjusted diluted earnings per share (non-GAAP)	$1.60	to	$1.80

AVANOS MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$95.7	$127.7
Accounts receivable, net	142.7	167.9
Inventories	200.0	190.3
Prepaid and other current assets	15.4	13.9
Total Current Assets	453.8	499.8
Property, Plant and Equipment, net	163.5	163.9
Operating Lease Right-of-Use Assets	28.3	30.6
Goodwill	821.5	819.4
Other Intangible Assets, net	244.7	251.0
Deferred Tax Assets	4.5	4.6
Other Assets	18.6	17.6
TOTAL ASSETS	$1,734.9	$1,786.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6.2	$6.2
Current portion of operating lease liabilities	12.1	12.8
Trade accounts payable	59.6	67.9
Accrued expenses	80.6	98.9
Total Current Liabilities	158.5	185.8
Long-Term Debt	204.7	226.3
Operating Lease Liabilities	32.4	34.7
Deferred Tax Liabilities	25.1	25.4
Other Long-Term Liabilities	15.5	23.5
TOTAL LIABILITIES	436.2	495.7
Stockholders’ Equity	1,298.7	1,291.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,734.9	$1,786.9

AVANOS MEDICAL, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(unaudited)
(in millions)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net (loss) income	$(0.5)	$5.4
Depreciation and amortization	12.1	11.1
Changes in operating assets and liabilities, net of acquisition	(19.3)	(18.1)
Deferred income taxes and other	0.9	3.4
Cash (Used in) Provided by Operating Activities	(6.8)	1.8
Investing Activities
Capital expenditures	(4.0)	(5.0)
Acquisition of assets and investments in businesses	—	(116.7)
Cash Used in Investing Activities	(4.0)	(121.7)
Financing Activities
Proceeds from issuance of secured debt	—	125.0
Secured debt repayments	(1.6)	—
Revolving credit facility proceeds	—	20.0
Revolving credit facility repayments	(20.0)	(20.0)
Payments of debt issuance costs	—	(0.6)
Purchase of treasury stock	(1.1)	(19.4)
Proceeds from the exercise of stock options	0.6	0.7
Cash (Used in) Provided by Financing Activities	(22.1)	105.7
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.9	—
Decrease in Cash and Cash Equivalents	(32.0)	(14.2)
Cash and Cash Equivalents - Beginning of Period	127.7	118.5
Cash and Cash Equivalents - End of Period	$95.7	$104.3

AVANOS MEDICAL, INC.
SELECTED BUSINESS AND PRODUCTS DATA
(unaudited)
(in millions)

			Three Months Ended March 31,
			2023	2022	Change
Chronic Care:
Digestive health			$88.8	$81.4	9.1%
Respiratory health			32.4	38.0	(14.7)%
Total Chronic Care			121.2	119.4	1.5%
Pain Management:
Acute pain			$34.7	$38.7	(10.3)%
Interventional pain			35.8	39.3	(8.9)%
Total Pain Management			70.5	78.0	(9.6)%
Total Net Sales			$191.7	$197.4	(2.9)%

	Total	Volume	Pricing/Mix	Currency	Other
Net sales - percentage change 2023 vs. 2022	(2.9)%	(2.8)%	1.0%	(1.1)%	—%